Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statements:

1.Registration Statement (Form S-8, No. 333-256512) pertaining to Vimeo, Inc.’s 2021 Stock and Annual Incentive Plan, and

2.Registration Statement (Post-Effective Amendment No. 2 to Form S-1 on Form S-3, No. 333-256513)

of our reports dated February 27, 2023, with respect to the consolidated financial statements and schedule of Vimeo, Inc. and subsidiaries, and the effectiveness of internal control over financial reporting of Vimeo, Inc. and subsidiaries, included in this Annual Report (Form 10-K) of Vimeo, Inc. and subsidiaries for the year ended December 31, 2022.

/s/ Ernst & Young LLP

New York, New York
February 27, 2023